ENOVA SYSTEMS, INC.

EMPLOYMENT AGREEMENT

MICHAEL E. STARAN

THIS EMPLOYMENT AGREEMENT, made and entered into effective as of February 11, 2008 by and between Michael E. Staran (“Executive”), and Enova Systems, Inc., a California corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Company desires that Executive continue to be employed by it as its President and Chief Executive Officer, and Executive is willing to be so employed and to render services in such capacity to the Company, all upon the terms and subject to the conditions contained herein;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. EMPLOYMENT.

The Company hereby employs Executive as its President and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement. Executive’s employment with the Company shall be at-will, terminable by either Executive or the Company with or without cause and with or without advance notice, at any time, subject to the payment provisions set forth in Sections 7-11 herein.

2. SERVICES TO BE RENDERED.

2.1 Services to the Company. The Executive shall serve the Company faithfully, diligently and to the best of his ability. The Executive shall devote all of his business time, energies and skill to his duties hereunder and to the business and affairs of the Company; provided that the Executive may devote reasonable time to community and civic activities.

2.2 Duties. The principal duties of the Executive shall be to serve as President and Chief Executive Officer of the Company and, in such capacity, to render such managerial, administrative and other services as normally are associated with and incident to such position and to render such other services as are consistent with his position and office as the Board of Directors of the Company may from time to time require. The Executive shall report directly to the Board of Directors of the Company.

3. TERM.

The term of this Agreement (the “Employment Period”) shall commence as of the date hereof until termination of the Executive’s employment pursuant to the provisions of this Agreement.

4. COMPENSATION.

In consideration of the performance by the Executive of his duties and obligations hereunder, the Company shall pay to the Executive and the Executive agrees to accept, as full compensation therefor, the compensation set forth in this Agreement.

4.1 Salary. Beginning January 1, 2008, the Company agrees to pay the Executive during the term of employment hereunder a salary at the rate of $250,000 per annum (the “Base Compensation”). The Base Compensation shall be payable in accordance with the Company’s customary payroll practices as in effect from time to time. The Base Compensation shall be reviewed on an annual or more periodic basis by the Company’s Board of Directors and may be changed by the Company’s Board of Directors in its sole discretion.

4.2 Contingent Bonus. In addition to the Base Compensation, the Company agrees to pay the Executive a contingent bonus payment as set forth on Schedule 1 attached hereto and incorporated herein by reference(the “Contingent Bonus Payment”).

4.3 Stock Bonus. The Company has previously issued to the Executive twelve thousand (12,000) shares of this Company’s Common Stock.

5. BENEFITS.

5.1 Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in or receive benefits and other perquisites on a basis at least equivalent to that enjoyed generally by other employees of the Company. The benefits which the Executive shall be entitled to receive include, but are not limited to, life, medical, and disability plans.

5.2 Paid Time Off. During the Employment Period, the Executive shall be entitled to vacation of fifteen (15) business days during each calendar year, adjusted pro rata for any partial calendar year during the Employment Period, during which time he shall receive his Base Compensation as provided in Section 4.1 Such vacation may be taken at such times as is reasonably consistent with proper performance by the Executive of his duties and responsibilities hereunder as determined by the Company’s Board of Directors in its reasonable judgment. Accrued vacation days not taken during any calendar year may be carried over to the next calendar year; provided, however, that in no event shall the Executive accrue more than [thirty] [30] days of vacation time. The Executive shall also be entitled to all paid holidays given by the Company to employees generally.

5.3 Company Car. During the Employment Period, the Company shall lease an automobile at an expense not to exceed $$500 per month which shall be provided to the Executive for his use on behalf of the Company.

5.4 Living Accommodations in California. During the Employment Period for the convenience of Company and as a condition of Executive’s employment with Company, the Company shall furnish Executive with reasonable living accommodations in California as the parties shall agree for his use on behalf of the Company.

6. EXPENSES.

The Company shall reimburse the Executive for reasonable out-of-pocket expenses properly incurred by him on behalf of and directly for the benefit of the Company in the performance of his duties hereunder and in accordance with policies of the Company set by the Board of Directors of the Company; provided, that proper written vouchers are submitted to the Company by the Executive evidencing such expenses and the purposes for which the same were incurred.

7. DISABILITY.

Subject to compliance with applicable law, if, during the Employment Period, the Executive shall be unable to perform substantially his work duties by reason of a physical or mental disability or infirmity for a period of three (3) consecutive months or a period of six (6) months during any twelve (12) month period, the Company may terminate the Executive’s employment hereunder by sending written notice of such removal and termination to the Executive (at any time after the expiration date of such three (3) or six (6) month period. In the event of termination under this Section 7, the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and Section 5 benefits through the date of termination, provided, however, that Executive’s Base Compensation may be offset by the amount of any disability pay to which he is entitled; (b) the Contingent Bonus Payment, if any, with respect to the fiscal year in which the termination occurs multiplied by a fraction the numerator of which is the number of days from the first day of such fiscal year until the date of termination and the denominator of which is 365; and (c) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 6 hereof. The Executive shall accept the payments provided for in this Section 7 in full discharge and release of the Company of and from any other obligations under this Agreement.

8. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE.

8.1 Right to Terminate for Cause. The Company shall have the right to terminate the employment of the Executive for “Cause” upon any one of the following events:

(a) The Executive’s commission of any act or omission that involves theft, fraud, embezzlement, or a felony;

(b) The Executive’s conviction of or the entry of a plea of guilty or nolo contendere to a crime involving moral turpitude or other crime which the Board of Directors reasonably determines (i) may bring the Company into public disrepute or disgrace, or (ii) may cause material injury to the customer relations, operations or the business prospects of the Company;

(c) The Executive’s material abuse of alcohol or material use of controlled drugs (other than in accordance with a physician’s prescription) which is reasonably determined by the Board of Directors, to have an adverse effect on the Company or reputation of the Company;

(d) The Executive’s commission of any act or omission that constitutes financial or other material dishonesty against the Company or creates a conflict of interest with the Company;

(e) A willful and intentional act by Executive that is, in the reasonable determination of the Company, materially injurious to the Company or any affiliate of the Company, financially or otherwise,

(f) The Executive’s breach of fiduciary duty to the Company;

(g) The Executive’s material breach of a written agreement between the Executive and the Company;

(h) The Executive’s repeated dereliction of duty to the Company; or

(i) The Executive’s refusal or failure to follow the lawful directives of the Board of Directors of the Company or such other person as shall from time to time be designated by the Board.

8.2 Notice of Termination. In the event the Company elects to terminate the employment of the Executive for Cause as set forth above in Section 8.1, the Company shall give the Executive written notice of such termination which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. In the event that the basis for termination involved is Section 8.1(g), 8.1(h) or 8.1(i), the Company shall provide a reasonable period of not less than ten (10) days for the Executive to cure the noticed basis for termination; provided, however, that such cure period shall be provided only if the noticed basis for the termination for Cause is capable of being cured as determined by the Board in its reasonable discretion. If the Executive timely cures the noticed basis for termination, there shall be no termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive shall have the right to cure as described above a maximum of two (2) times, after which the Executive shall have no further cure rights.

8.3 Payments Following Termination for Cause. If the Company so terminated the employment of the Executive for Cause, the Executive shall only be entitled to receive: (a) any accrued and unpaid Base Compensation and Section 5 benefits through the date of such termination, and (b) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 6 hereof. The Executive shall accept the payments provided for in this Section 8.3 in full discharge and release of the Company of and from any other obligations under this Agreement.

9.	TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE.

9.1 Right to Terminate without Cause. Notwithstanding anything in this Agreement to the contrary, the Company may terminate the Executive’s employment hereunder at any time without Cause. Notwithstanding any other provision under this Section 9, however, Section 7 shall govern any termination by the Company due to disability.

9.2 Payments Following Termination without Cause. If, at any time, the Company terminates the Executive’s employment hereunder without Cause, then the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and Section benefits through the date of termination; (b) payment of COBRA premiums, if Executive timely elects and maintains COBRA coverage, to the same extent premiums for the same coverage would be paid by the Company had Executive remained employed, for a period of three (3) months after the date of termination; (c) the Contingent Bonus Payment, if any, with respect to the fiscal year in which the termination occurs multiplied by a fraction the numerator of which is the number of days from the first day of such fiscal year until the date of termination and the denominator of which is 365; (d) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 6 hereof; and (e) provided that the Executive first signs a Company-prepared separation agreement releasing any and all releasable claims, severance pay from the date of termination for a period of twelve (12) months after the date of termination (the “Severance Period”), in an amount equal to the Base Compensation at the rate in effect immediately prior to the date of termination, which severance pay shall be payable during the Severance Period in accordance with the Company’s customary payroll practices. The Executive shall accept the payments provided for in this Section 9.2 in full discharge and release of the Company of and from any other obligations under this Agreement.

10. TERMINATION OF EMPLOYMENT BY EXECUTIVE FOR GOOD REASON.

10.1 Right to Terminate for Good Reason. The Executive may terminate his employment hereunder at any time with “Good Reason” (as hereinafter defined); provided, however, that he shall first give the Company written notice of his intention to terminate pursuant to this Section 10.1 within ninety (90) days after the event triggering “Good Reason” which states the reasons therefor and the Company shall have fifteen (15) days after receiving such written notice to remedy the situation, if possible. For purposes hereof, “Good Reason” shall mean the Executive’s duties or responsibilities are materially diminished or the Executive is assigned duties that are demeaning or are otherwise materially inconsistent with the duties then currently performed by the Executive, provided however, that “Good Reason” shall not be deemed to exist if the Executive is reassigned to a position of like stature with an equivalent scope and responsibilities (whether or not such position involves a change of title).

10.2 Payments Following Termination for Good Reason. If, during the Employment Period, the Executive terminates his employment for Good Reason pursuant to Section 10.1, then the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and Benefits through the date of termination; (b) payment of COBRA premiums, if Executive timely elects and maintains COBRA coverage, to the same extent premiums for the same coverage would be paid by the Company had Executive remained employed, for a period of three (3) months after the date of termination; (c) the Contingent Bonus Payment, if any, for the fiscal year in which the termination occurs multiplied by a fraction the numerator of which is the number of days from the first day of such fiscal year until the date of termination and the denominator of which is 365; (d) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 6 hereof; and (e) provided, that the Executive first signs a Company-prepared separation agreement releasing any and all releasable claims, severance pay during the Severance Period, in an amount equal to the Base Compensation at the rate in effect immediately prior to the date of termination, which severance pay shall be payable in accordance with the Company’s customary payroll practices. The Executive shall accept the payments provided for in this Section 10.2 in full discharge and release of the Company of and from any other obligations under this Agreement.

11.	TERMINATION OF EMPLOYMENT BY THE EXECUTIVE WITHOUT GOOD REASON.

11.1 Right to Terminate without Good Reason. Notwithstanding anything in this Agreement to the contrary, the Executive may terminate his employment hereunder at any time without Good Reason upon notice to the Company.

11.2 Payments Following Termination by the Executive without Good Reason. If the Executive terminates his employment without Good Reason, then the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and Section 5 benefits through the date of termination, and (b) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 6 hereof. The Executive shall accept the payments provided for in this Section 11.2 in full discharge and release of the Company of and from any other obligations under this Agreement.

12. NO CONFLICTING AGREEMENTS.

The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from entering into this Agreement or performing in accordance with the terms and conditions of this Agreement. If the Executive, during his employment, shall become aware of any business opportunity related to the business of the Company, the Executive shall not appropriate for himself or for any other person other than the Company or any affiliate of the Company any such opportunity unless, as to any particular opportunity, the Company, in its sole discretion, waives the Company’s rights to such opportunity. The Executive’s duty to refrain from appropriating all such opportunities shall neither be limited by nor shall such duty limit the application of the law of California relating to the fiduciary duties of an agent or employee.

13. MISCELLANEOUS.

13.1 Notices. All notices and other communications given in connection with this Agreement shall be in writing and shall be given by personal delivery, by telecopier or similar facsimile means, by registered or certified first-class U.S. mail, return receipt requested and postage prepaid, or by express courier or recognized overnight delivery service to the other party hereto at its address or telecopier number set forth below:

If to the Company:

Enova Systems, Inc.

19850 S. Magellan Drive

Torrance, CA  90502

Fax: 310-436-2396

If to the Executive:

Michael E. Staran

[Address]

[Address]

Notice shall be deemed given: (a) when delivered personally to the recipient; (b) when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); (c) on the date five (5) days after the date mailed, if sent by registered or certified first-class U.S. mail, return receipt requested and postage prepaid; and (d) when delivered (or upon the date of attempted delivery where delivery is refused), if sent by express courier or recognized overnight delivery service, charges prepaid. Notice of any change in any such address or telecopier number shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

13.2 Agreement; Amendment. This Agreement supersedes any other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and represents their entire understanding and agreement with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement and signed by the Company and the Executive.

13.3 Waiver Not Consent. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by either party hereto.

13.4 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.5 Assignment; Binding Effect. This Agreement is not assignable without the prior written consent of both parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors legal representatives and permitted assigns.

13.6 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.7 Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed therein.

13.8 Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.

ENOVA SYSTEMS, INC.

By:
Name:
Title:

EXECUTIVE

MICHAEL E. STARAN

[SIGNATURE PAGE TO STARAN EMPLOYMENT AGREEMENT]

SCHEDULE 1

If revenues of the Company determined in accordance with GAAP as reflected in the Company’s audited financial statements (“Revenues”), for the year ended December 31, 2007, are equal to or in excess of the amounts set forth below, then the Company shall pay Executive in all cash or all stock the gross bonus amount set forth next to the applicable revenue amount listed below (the “Bonus Amount”), subject to payroll withholdings and deductions, as applicable. The Company shall make its election whether to pay Executive the Bonus Amount all in cash or all in stock by giving Executive written notice of such election on, or before March 15, 2008. If no written notice is given, the Bonus Amount shall be paid in cash. The Company shall pay the cash Bonus Amount to Executive on, or before April 15, 2008. If the Bonus Amount is to be paid in stock, the Bonus Amount shall be paid on the later to occur of April 15, 2008, or the third business day following the date the stock is priced as set forth below. If the Company elects to pay the Bonus Amount to Executive in stock, the value of the stock shall be determined based on the last reported sales price of the Company’s Common Stock on (i) April 1, 2008, or (ii) the next trading day after the Company has filed its next annual 10-K with the SEC, whichever date is later, as traded on the American Stock Exchange (or equivalent exchange or trading medium in the United States if the Company’s Common Stock is no longer traded on the American Stock Exchange at that time):

Revenues	Bonus

Equal to or in excess of $7.5 Million but less than $8.5 Million	$52,000
Equal to or in excess of $8.5 Million but less than $9.5 Million	$65,625
Equal to or in excess of $9.5 Million but less than $10.5 Million	$91,875
Equal to or in excess of $10.5 Million	$131,250;